Exhibit 4.3

OMNIBUS AMENDMENT AND WAIVER

TO NOTES AND WARRANTS ISSUED PURSUANT TO

SECURITIES PURCHASE AGREEMENT

THIS OMNIBUS AMENDMENT AND WAIVER (“Omnibus Amendment”) is made and entered into as of this 7th day of April, 2006, by and among ARTISTdirect, Inc., a Delaware corporation (the “Company”), and the undersigned Buyers. Capitalized terms used herein and undefined shall have the meanings set forth in that certain SP Agreement (defined in the Recitals below).

RECITALS:

WHEREAS, reference is made to that certain Securities Purchase Agreement dated as of July 28, 2005 (the “SP Agreement”), by and among the Company and the Buyers;

WHEREAS, the parties wish to provide for a permanent reduction in the exercise price of the shares of Common Stock underlying the Warrants solely upon a cash exercise thereof;

WHEREAS, Section 17 of the Notes permit any provision of the Notes to be amended upon the written consent of the holder or holders representing at least a majority of the principal amount of the Notes outstanding;

WHEREAS, Section 10 of the Warrants permit any provision of the Warrants to be amended upon the written consent of each holder of the Warrants;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

1.             AMENDMENT TO WARRANTS.

(a)           Notwithstanding anything contained in Section 1(b) of the Warrants to the contrary, the parties agree that the exercise price of the shares of Common Stock underlying the Warrants shall be $1.43 per share (the “Reduced Price”) for cash exercise and shall remain at $1.55 per share for cashless exercise.

(b)           The parties acknowledge that any exercise of Warrants by a Buyer may subject such Buyer to certain applicable ownership percentage limitations set forth in each respective Note and Warrant.

2.             WAIVER OF ANTI-DILUTION PROVISIONS IN NOTES AND WARRANTS. The parties acknowledge that the Company is also offering a temporary reduction in the exercise price of warrants issued on July 28, 2005 to holders of senior debt and Libra FE, LP from an exercise price of $2.00 per share to $1.85 per share, from April 7, 2006 until April 30, 2006 (collectively, the “Simultaneous Offer”). The Buyers hereby agree to forever waive any anti-dilution or other pricing adjustments set forth in Section 7 of the Notes and Section 2 of the Warrants that are or may be triggered with respect to the Simultaneous Offer and with respect to the amendment contained in Section 1 of this Omnibus Amendment only.

3.             EFFECTIVENESS. This Omnibus Amendment shall be effective as to all Buyers upon the execution of Buyers holding at least a majority of the principal amount of the Notes outstanding; provided, that, the waiver contained in Section 2 above shall be effective as to each Buyer only upon their execution of this Omnibus Amendment.

4.             CONFLICTS. Except as expressly set forth in this Omnibus Amendment, the terms and provisions of the Notes and the Warrants shall continue unmodified and in full force and effect. In the event of any conflict between this Omnibus Amendment and the Notes or the Warrants, this Omnibus Amendment shall control.

5.             GOVERNING LAW. This Omnibus Amendment shall be governed and construed under the laws of the State of New York, and shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns.

6.             COUNTERPARTS. This Omnibus Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Omnibus Amendment as of the date first set forth above.

COMPANY:

ARTISTdirect, Inc.

By:	/s/ Robert N. Weingarten

Name:	Robert N. Weingarten

Title:	Chief Financial Officer

BUYERS:

CCM Master Qualified Fund, Ltd.

By:	/s/ Clint D. Coghill

Name:	Clint D. Coghill

Title:	Director

DKR Soundshore Oasis Holding Fund, Ltd.

By:	/s/ Barbara Burger

Name:	Barbara Burger

Title:	Director

JLF Partners I, LP

By:	/s/ Jeff Feinberg

Name:	Jeff Feinberg

Title:	Managing Member – President

JLF Partners II, LP

By:	/s/ Jeff Feinberg

Name:	Jeff Feinberg

Title:	Managing Member – President

JLF Offshore Fund, Ltd.

By:	/s/ Jeff Feinberg

Name:	Jeff Feinberg

Title:	Managing Member – President

Randy Saaf

By:	/s/ Randy Saaf

Octavio Herrera

By:	/s/ Octavio Herrera

Michael Rapp

By:	/s/ Michael Rapp

Philip Wagenheim

By:	/s/ Philip Wagenheim

Karl Brenza

By:	/s/ Karl Brenza

Jeffrey Meshel

By:	/s/ Jeffrey Meshel

Cliff Chapman

By:	/s/ Cliff Chapman

Longview Fund, L.P.

By:	/s/ S. Michael Rudolph

Name:	S. Michael Rudolph

Title:	CFO - Investment Advisor

Longview Equity Fund, L.P.

By:	/s/ Wayne Coleson

Name:	Wayne Coleson

Title:	Investment Manager

Longview International Equity Fund, L.P.

By:	/s/ Wayne Coleson

Name:	Wayne Coleson

Title:	Investment Manager